UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 22, 2008

HEELYS, INC.

(Exact name of registrant as specified in its charter)

Delaware		75-2880496
(State or other jurisdiction of incorporation or organization)	Commission File No.: 001-33182	(IRS Employer Identification No.)

3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006

(Address of principal executive offices and zip code)

(214) 390-1831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This amended Current Report on Form 8-K/A amends Item 5.02 of the Current Report on Form 8-K filed by Heelys, Inc. (the “Company”) with the Securities and Exchange Commission on May 22, 2008, to reflect the terms of the Company’s Executive Employment Agreement with Mr. Donald K. Carroll, the Company’s President and Chief Executive Officer.

On July 22, 2008, Mr. Donald K. Carroll and Heeling Sports Limited, a wholly-owned subsidiary of the Company, entered into an Executive Employment Agreement (the “Employment Agreement”). The Employment Agreement is effective as of July 17, 2008 and provides a term through December 31, 2009 that automatically renews for one year terms beginning on January 1, 2010 unless earlier terminated pursuant to the terms of the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Carroll will be paid a base salary of $300,000 per annum. He will also receive a one-time bonus of $65,000 as he was employed through July 1, 2008. If he is continuously employed through December 31, 2008, he is eligible to receive a one-time discretionary bonus in an amount determined by the Company’s Board or Compensation Committee. Beginning with the 2009 calendar year, Mr. Carroll is eligible to receive an annual incentive bonus, determined by the Company’s Board or Compensation Committee, of up to 50% of his then current base salary.

Pursuant to the Employment Agreement, on or before January 31, 2009, the Company will grant to Mr. Carroll, as determined in the sole discretion of the Company’s Board or Compensation Committee, (a) an option to purchase 100,000 shares of the Company’s common stock at a purchase price per share equal to the fair market value per share on the grant date, such options shall vest and become exercisable in four equal cumulative annual installments of 1/4 each on each successive anniversary of the date of such grant, (b) 100,000 restricted shares of the Company’s common stock, and the restrictions relating thereto shall lapse in four equal cumulative annual installments of 1/4 each on each successive anniversary of the date of such grant, or (c) stock appreciation rights equivalent to 100,000 shares of the Company’s common stock, which will vest in four equal cumulative annual installments of 1/4 each on each successive anniversary date of the grant.

Mr. Carroll will be entitled to benefits for which other similarly situated executives within the Company are eligible, on the same basis as such other executives. Mr. Carroll will also be entitled to four weeks of paid vacation per calendar year.

Under the Employment Agreement, if the Company terminates Mr. Carroll without Cause, or if Mr. Carroll terminates his employment for Good Reason (as such terms are defined in the Employment Agreement), Mr. Carroll will be entitled to receive an amount equal to his then applicable base salary plus an additional amount equal to four weeks of his annual base salary for every year of employment with the Company in excess of five years, capped at a maximum of 78 weeks. Such payments will be made in equal installments in accordance with the Company’s normal payroll policies, and will be reduced if Mr. Carroll accepts employment with another employer. Mr. Carroll will also be reimbursed for the cost of monthly health insurance premiums payable by him to maintain coverage for himself and his dependents for up to 18 months after his termination without Cause or for Good Reason.

If the Company terminates Mr. Carroll without Cause within one year after a Change of Control (as defined in the Employment Agreement), Mr. Carroll is entitled to receive an amount equal to one year of his annual base salary plus one month of base salary for each year of service in excess of five years. Such payments will be made in equal installments in accordance with the Company’s normal payroll policies. In addition, Mr. Carroll will be reimbursed for the cost of monthly health insurance premiums payable by him to maintain coverage for himself and his dependents for up to 18 months after his termination without Cause within one year after a Change of Control.

If Mr. Carroll’s employment is terminated by reason of his death, the Employment Agreement provides that Mr. Carroll’s estate or heirs will be paid an amount equal to nine weeks of his annual base salary, paid in installments in accordance with the Company’s normal payroll policies.

The Employment Agreement prohibits Mr. Carroll from unauthorized disclosure of the Company’s confidential or proprietary information, and contains certain non-competition and non-solicitation provisions which restrict Mr. Carroll during his employment and for up to 18 months after termination.

Pursuant to the Employment Agreement, if Mr. Carroll is employed by the Company on January 1, 2009, the Company agreed to cause him to be elected to the Company’s Board of Directors.

A copy of the Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K/A and the terms thereof are incorporated by reference herein.

Item 9.01                                              Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                         Executive Employment Agreement, effective as of July 17, 2008, by and between Heeling Sports Limited and Donald K. Carroll.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heelys, Inc.

Date: July 23, 2008	By:	/s/ Donald K. Carroll
Donald K. Carroll
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, effective as of July 17, 2008, by and between Heeling Sports Limited and Donald K. Carroll.